Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated April 9, 2008 (this “Agreement”), and is between Propell Corporation, a Delaware corporation (“Propell”), Crystal Magic, Inc., a Florida corporation (“Crystal Magic”), and Crystal Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Propell (“Merger Sub”).

WHEREAS, the respective boards of directors of Propell, Crystal Magic and Merger Sub have approved and deem it in the best interest of their respective shareholders to consummate the business combination transaction provided for herein in which Merger Sub will merge with and into Crystal Magic with Crystal Magic being the surviving entity as a wholly owned subsidiary of Propell, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the merger shall take place pursuant to plans of merger in the forms set forth in the Certificates of Merger and Articles of Merger attached hereto as Appendix A (the “Merger”);

WHEREAS, following the Merger, Crystal Magic will be a wholly owned subsidiary of Propell and Steve Rhodes will continue to own 10,000 shares of Crystal Magic voting preferred stock;

WHEREAS, the board of directors and the shareholders of Propell; Crystal Magic, and Merger Sub have approved the Mergers and the execution of their respective Certificates of Merger;

 WHEREAS, the laws of the States of Delaware and Florida permit the Mergers and the parties hereto wish to merge under and pursuant to the provisions of such laws; and

WHEREAS, for Federal income tax purposes it is intended that the Mergers qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGERS

1.1 The Mergers. At the Effective Time, as defined in Section 1.2, the Merger shall be effected as follows: Merger Sub shall be merged with and into Crystal Magic, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (“FBCA”) and the Delaware General Corporation Law (“DGCL”), whereupon the separate corporate existence of Merger Sub shall cease and  Crystal Magic shall continue as the surviving company in that merger as a wholly owned subsidiary of Propell.

1.2 Effective Time. On the Closing Date, as defined in this Agreement, the parties shall file Certificates and Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida and make all other filings or recordings required by the DGCL and the FBCA in connection with the Merger. The Merger shall become effective at the time as the Certificates and Articles of Merger are duly filed and accepted with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida, or at such later time as the parties agree and specify in the Certificates and Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effects of the Mergers.  At the Effective Time, the Mergers shall have the effects set forth in this Agreement, the DGCL and  the FBCA. Without limiting the foregoing, and subject thereto, at the Effective Time, all of the property, rights, powers, privileges and franchises of Merger Sub shall be vested in Crystal Magic, and all of the debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of Crystal Magic.

1.4 Certificate of Incorporation and By-Laws.  (i) The certificate of incorporation and the by-laws of Propell as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of Propell until thereafter amended as provided therein or by applicable law; (ii) the articles of incorporation and the by-laws of Crystal Magic as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of Crystal Magic until thereafter amended as provided therein or by applicable law.

1.5 Officers and Directors. (i) The officers and directors of Propell immediately prior to the Effective Time shall remain the officers and directors of Propell, and shall hold office in accordance with the certificate of incorporation and by-laws of Propell until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be; and (ii) the officers and directors of Crystal Magic immediately prior to the Effective Time shall remain the officers and directors of Crystal Magic, and shall hold office in accordance with the articles of incorporation and by-laws of Crystal Magic until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of Propell or Crystal Magic: (i) each issued and outstanding share of common stock, no par value, of Crystal Magic shall be converted into and become  validly issued, fully paid and non-assessable shares of common stock $.001 par value, of Propell as set forth on Exhibit B; (ii) each issued and outstanding share of common stock, $.001 par value, of Merger Sub held by Propell shall be converted into one share of common stock, no par value, of Crystal Magic.

1.7 No Further Ownership rights in Shares.  From and after the Effective Time, the holders of certificates evidencing ownership of Crystal Magic shares of common stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Crystal Magic shares, and as such will automatically be cancelled. The 10,000 shares of Crystal Magic preferred stock currently outstanding and held by Steve Rhodes will survive the merger, and as such remain outstanding;

1.8 Board and Shareholder Approval. (i) Propell’s Board of Directors shall approve this Agreement and the Merger, recommend that Propell’s shareholders approve this Agreement and the Merger, and submit this Agreement and the Merger to Propell’s  Shareholders for approval; and (ii) Merger Sub’s Board of Directors shall approve this Agreement and the merger of Merger Sub with and into Crystal Magic, recommend that Merger Sub’s sole shareholder approve this Agreement and the merger of Merger Sub with and into Crystal Magic, and submit this Agreement and that merger to Merger Sub’s sole shareholder for approval; (vi) Crystal Magic’s Board of Directors shall approve this Agreement and the merger of Merger Sub with and into Crystal Magic, recommend that Crystal Magic’s shareholders approve this Agreement and the merger of Merger Sub with and into Crystal Magic, and submit this Agreement and that merger to Crystal Magic’s shareholders for approval.

1.9 Subsequent Actions. If, at any time after the Effective Time, Propell shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Propell its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of Crystal Magic as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of Propell shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of Crystal Magic, all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in Propell or otherwise to carry out the transactions contemplated by this Agreement.

1.10 Capital Structure  of Propell. It is acknowledged and agreed by all the parties to this Agreement that the capital structure of Propell immediately prior to the Merger will be as set forth on Exhibit A. It is further acknowledged and agreed by all the parties to this Agreement that the capital structure of Propell immediately following the Merger will be as set forth on Exhibit B.

1.11  Stock Options. At the Effective Time, Propell shall issue options to purchase shares of its common stock in the amounts and on the terms set forth on Exhibit C.

ARTICLE II
CRYSTAL MAGIC REPRESENTATIONS

Crystal Magic represents to Propell as of the date of this Agreement and as of the Closing Date as follows:

2.1 Organization and Good Standing. Crystal Magic  is an entity duly organized, validly existing, and in good standing under the laws of the State of Florida, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. Crystal Magic is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of Crystal Magic.

2.2 Authority. Crystal Magic has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by Crystal Magic of its obligations hereunder have been duly authorized by the shareholders and the board of directors of Crystal Magic and no other proceedings on the part of Crystal Magic is necessary with respect thereto.

2.3 Enforceability. This Agreement constitutes the valid and binding obligation of Crystal Magic, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

2.4 Consents. Except as described in Schedule 2.4, Crystal Magic is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Crystal Magic is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

2.5 No Violations. Except with respect to the Consents listed in Schedule 2.4, the  execution and delivery of the agreement by Crystal Magic and the performance of its obligations hereunder do not (1) violate any provision of Crystal Magic’s organizational documents as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of the properties or assets of Crystal Magic under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Crystal Magic is a party or by which any properties or assets of Crystal Magic are bound, or (3) to Crystal Magic’s Knowledge, contravene, conflict with, or violate any Law or Order to which Crystal Magic  is subject.

2.6 Litigation. Except as set forth on Schedule 2.6, no Proceeding is pending or, to Crystal Magic’s Knowledge, threatened against Crystal Magic, and to Crystal Magic’s Knowledge no facts exist that would be reasonably likely to result in any such Proceeding. Crystal Magic is not subject to any Order.

2.7 Books and Records. The books of account, minute books, stock record books, and other records of Crystal Magic, all of which have been made available to Propell, are accurate and complete in all material respects.

2.8 Contracts. (a) Schedule 2.8 lists each material Contract to which Crystal Magic is a party, including its contracts with Disneyland Resort, Walt Disney World Co., and Universal City Development Partners, L. P., and Laser Design International, LLC.

(b) Crystal Magic has delivered to Propell an exact copy of each material Contract, including all amendments and supplements.

(c) Each material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by 2) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or 3) general principles of equity, whether considered in a proceeding in equity or at law.

(d) Crystal Magic is not in default under any material Contract, and to Crystal Magic’s Knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute a default by Crystal Magic under any material Contract.

(e) Crystal Magic is not party to any oral material Contract.

2.9 Capitalization. 4) The authorized capital stock of Crystal Magic consists of 100,000 shares of common stock, no par value, and 10,000 shares of preferred stock, par value $.01 per share.

(b) On the date of this Agreement there are 45,713 shares of Crystal Magic common stock issued and outstanding. No shares of Crystal Magic common stock are held in the treasury of Crystal Magic. There are no shares of Crystal Magic preferred stock outstanding other than the 10,000 shares of preferred stock owned by Steve Rhodes.

(c) All of the issued and outstanding shares of Crystal Magic common stock and preferred stock have been duly authorized and are validly issued, fully paid and nonassessable.

(d) There are no options, warrants, or other Contracts to which Crystal Magic is a party requiring, and there are no securities of Crystal Magic outstanding that upon conversion or exchange would require, the issuance, sale, or transfer of any additional shares of capital stock or other equity securities of Crystal Magic or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Crystal Magic. There exist no stockholder agreements, voting trusts, proxies, or other Contracts with respect to the sale, transfer, registration or voting of shares of Crystal Magic Common Stock.

2.10 Assets. Crystal Magic has good and marketable title to all of its assets. Except as described in Schedule 2.10 annexed hereto, none of such assets, or the use thereof:  (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever, (ii) encroaches or infringes on the property or rights of another, or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law.  Except as described in Schedule 2.10, there are no agreements or arrangements between Crystal Magic and any third person which have any effect upon Crystal Magic’s title to or other rights respecting its assets.  Further, and not in limitation of any of the foregoing provisions of this Section 2.10, except as described in Schedule 2.10:

a.  Crystal Magic has the sole and exclusive right to conduct its business as heretofore conducted and has the full right and power to transfer its assets;

b.  Crystal Magic has the exclusive right to bring actions for the infringement of, and Crystal Magic has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in all of its assets;

c.  Crystal Magic has no present or future obligation or requirement to compensate any person with respect to any of its assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of its assets other than as set forth on Schedule 2.10;

d.  the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Crystal Magic to any person does not and will not violate any license or agreement of Crystal Magic with any person or infringe any right of any other person;

e.  none of the present or former employees of Crystal Magic own directly or indirectly, or has any other right or interest in, in whole or in part, any of Crystal Magic’s assets; and

f.  Crystal Magic’s assets constitute all the rights necessary for Crystal Magic to conduct its business as now conducted.

2.11  Condition of Property.  All of Crystal Magic’s assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for normal wear and tear and such minor defects as do not interfere with the continued use thereof, except as set forth on Schedule 2.11 annexed hereto.

2.12  Patents, Trademarks, Etc.  Except as described in Schedule 2.12, there are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of Crystal Magic; and the inventions, patents, licenses, trademarks, tradenames and copyrights, existing or pending, listed in Schedule 2.12 hereto are all such items necessary for the present conduct of Crystal Magic’s business, none of which is being contested or infringed upon; and the present conduct of the business of Crystal Magic does not infringe upon or violate the patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has either Crystal Magic received any notice of any infringement thereof.

2.13  Compliance With Law.  To Crystal Magic’s Knowledge, Crystal Magic is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to Crystal Magic, or its assets.

2.14  Customers.  Annexed hereto as Schedule 2.14 is a list of the customers with whom Crystal Magic has currently effective agreements.  Except as noted on Schedule 2.14, Crystal

Magic has no knowledge or information that any of such customers has ceased, or intends to cease, to utilize the products or services of Crystal Magic or has substantially reduced, or will or may substantially reduce, the use of such services after the Closing Date.

2.15  Financial Statements.

a.  Attached hereto as Schedule 2.15 is a balance sheet of Crystal Magic as at December 31, 2007 and 2006 and an income statement of Crystal Magic prepared on an accrual basis for the years ended December 31, 2007 and 2006 (the "Financial Statements"), as certified by the Chairman of the Board and Chief Financial Officer of Crystal Magic. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), except for (i) the omission of notes to unaudited Financial Statements, (ii) the fact that interim financial statements are subject to normal and customary year-end adjustments which will not, individually or in the aggregate, be material and (iii) any exceptions that may be indicated in the notes to such Financial Statements. The Financial Statements and notes thereto present fairly in all material respects the financial position of Crystal Magic as of the dates indicated and present fairly in all material respects the results of the operations of Crystal Magic for the periods then ended, and are in accordance with the books and records of Crystal Magic.

b.  All accounts receivable shown on the balance sheet included in the Financial Statements constitute bona fide accounts receivable and as of the date hereof, such accounts receivable were and are subject to no known conditions to payment and no known offsets, counterclaims, defenses of any kind, returns (including, without limitation, and distributor's rights to return products from inventory), allowances or credits, other than any allowance for doubtful accounts shown thereon, and to no material known warranty claims.  The books and records maintained by Crystal Magic and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of Crystal Magic.

c.  Except to the extent reflected or reserved against in the balance sheet as at December 31, 2007, included in the Financial Statements, Crystal Magic has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including without limitation any liability for taxes for any period prior to such date.

2.16  Assumptions or Guarantees of Indebtedness of Other Persons.  Except as set forth in Schedule 2.16 annexed hereto, Crystal Magic has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

2.17  Labor Relations; Employees.  Crystal Magic currently employs a total of approximately 60 employees and generally enjoys a good employer-employee relationship.  Except as described in Schedule 2.17 annexed hereto, (a) Crystal Magic is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by it to the date hereof or amounts required to be reimbursed to such employees; (b) upon termination of the employment of any such employees,

Crystal Magic will not be liable to any of such terminated employees for so-called "severance pay" or any other payments; (c) Crystal Magic is in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (d) there is no unfair labor practice complaint against Crystal Magic or any subsidiary thereof pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (e) Crystal Magic is not a party to any collective bargaining agreement other than as set forth on Schedule 2.17.  Except as described in Schedule 2.17, Crystal Magic does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of Crystal Magic.

2.18.  Compliance with ERISA.  Crystal Magic does not (a) maintain, and has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or (b) contribute to, or have ever contributed to, any such employee benefit plan maintained by any other person, except as described on Schedule 2.18.

2.19.  Transactions with Affiliates.  Except as described in Schedule 2.19 annexed hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between Crystal Magic, on the one hand, and any past or present stockholder, officer, employee, consultant or director of Crystal Magic (or any member of the immediate family of such stockholder, officer, employee, consultant or director), on the other hand that are currently in effect.

2.20  Litigation.  Except as described in Schedule 2.20 annexed hereto, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Crystal Magic) pending or, to the knowledge of Crystal Magic, threatened against or affecting the business or properties of Crystal Magic whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; Crystal Magic is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign.  Except as described in Schedule 2.20 , no inquiries have been made directly to Crystal Magic by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Crystal Magic to undertake a course of action which would involve any expense.

2.21.  Salaries.  Crystal Magic has heretofore delivered to Propell a true and complete list, as of the date of this Agreement, of all of the persons who are employed by Crystal Magic together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year.  Except as described in Schedule 2.21 annexed hereto no such employee is employed by Crystal Magic under a written contract of employment.

2.22.  Other Agreements of Employees and Officers.  No officer or key employee of  Crystal Magic is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, including, without limitation, any restrictions in connection with any previous employment of any such person, which adversely affects, or in the future may adversely affect, the right of any such person to participate with Propell in the development, marketing or licensing of Crystal Magic’s assets or services.

2.23  Confidentiality Agreements.  Annexed hereto as Schedule 2.23 is a true and complete list of all confidentiality agreements between Crystal Magic and any third parties relating to Crystal Magic’s assets or services.

2.24  Taxes.  Crystal Magic has filed, or caused to be filed, with the appropriate  U.S. federal, state, local and foreign governmental agencies all required tax and information returns and has paid, caused to be paid or accrued all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable.  Except as described on Schedule 2.24, Crystal Magic has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; Crystal Magic is not a party, directly or indirectly, to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Crystal Magic, directly or indirectly; nor has Crystal Magic executed a waiver of any statute of limitations with respect thereto.  Crystal Magic has paid, or caused to be paid, or adequately reserved for, all applicable corporate income or franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes.  Crystal Magic has duly filed, or caused to be filed, all reports or returns relating to or covering any such taxes or other charges which are due or required to be filed at the date hereof and no extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

2.25  Insurance.  All property, real, personal and mixed, owned or leased by Crystal Magic is insured for the benefit of Crystal Magic in amounts deemed adequate by Crystal Magic’s management against all risks customarily insured against by persons operating businesses similar to those of Crystal Magic in the localities where such properties are located.  Schedule 2.25 annexed hereto contains a complete list of all policies of insurance held by Crystal Magic, showing for each policy (i) the owner, (ii) the coverage, (iii) the amount of premium properly allocable thereto, (iv) the name of the insurer, (v) the termination date of the policy and (vi) all claims made thereunder.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Crystal Magic has not failed to give any notice or present any claim thereunder in a due and timely fashion.

2.26 Brokers. No Person has acted as broker, finder, or investment advisor for Crystal Magic in connection with this Agreement or has entered into any Contract with Crystal Magic or any Affiliate of Crystal Magic to act as such.

2.27 Financial Condition. Since December 31, 2007, there have been no material adverse changes in the business or in the financial condition of Crystal Magic, other than changes in the ordinary course of business which in the aggregate would not have a material adverse effect on the business or prospects of Crystal Magic.

ARTICLE III
PROPELL REPRESENTATIONS

Propell represents to the other parties to this Agreement as of the date of this Agreement and as of the Closing Date as follows:

3.1 Organization and Good Standing. Propell  is an entity duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. Propell is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of Propell.

3.2 Authority. Propell has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of the agreement by Propell and performance by it of its obligations hereunder has been duly authorized by the board of directors and shareholders of Propell and no other proceedings on the part of Propell are necessary with respect thereto.

3.3 Enforceability. This Agreement constitutes the valid and binding obligation of Propell, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (2) general principles of equity, whether considered in a proceeding in equity or at law.

3.4 Consents. Propell is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

3.5 No Violations. Execution and delivery by Propell of this Agreement and performance of its obligations hereunder do not (1) violate any provision of its organizational documents as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of it properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (3) contravene, conflict with, or violate any Law or Order to which it is subject.

3.6 Brokers. No Person has acted as broker, finder, or investment advisor for Propell in connection with this Agreement or has entered into any Contract with Propell to act as such.

3.7 Capitalization. The capitalization of Propell immediately following the transactions described in this Agreement will be as reflected on Exhibit B.

ARTICLE IV
CERTAIN POST-CLOSING OBLIGATIONS

4.1 SEC Filings. Propell agrees to use its commercially reasonable efforts to file a Form S-1 (or other appropriate form of registration statement) under the Securities Act no later than 60 days from the Closing registering all the shares of common stock of Propell then outstanding other than the shares held by the Bernstein Family Trust, John Wolf, Maui Holdings LLC  and The Guild.

4.2 Crystal Magic Financials.  Crystal Magic shall prepare and deliver to Propell promptly following the Closing all financial statements of Crystal Magic, both audited and unaudited, that Commission rules and regulations require be included in the registration statement referenced in Section 6.1 above. Crystal Magic shall prepare and deliver any other information, materials and documents that Commission rules require or Propell reasonably determines necessary for Propell to file the registration statement. Crystal Magic shall otherwise cooperate with Propell in connection with the preparation of the registration statement and any amendments thereto.

4.3 Public Announcements. The parties to this Agreement shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement. Crystal Magic  shall not issue any such press release or make any such public statement without the prior written consent of Propell.

ARTICLE V
THE CLOSING

5.1 Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at Lehman & Eilen LLP in Boca Raton, Florida at 10:00 A.M. on April 15, 2008 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).

5.2 Deliveries by Crystal Magic to Propell. At or before the Closing, Crystal Magic shall deliver to Propell the following:

(1)        resolutions adopted by the shareholders of Crystal Magic authorizing Crystal Magic to execute and deliver this Agreement and to perform its obligations hereunder; and

(2)        resolutions adopted by the board of directors of Crystal Magic authorizing Crystal Magic to execute and deliver this Agreement and to perform its obligations hereunder.

5.3 Deliveries by Propell to Other Parties. At or before the Closing, Propell shall deliver to the other parties to this Agreement the following:

(1)        certificates representing the shares of Propell’s common stock issuable in the Mergers;

(2)        resolutions adopted by the shareholders of Propell authorizing Propell to execute and deliver this Agreement and to perform its obligations hereunder; and

(3)        resolutions adopted by the board of directors of Propell authorizing Propell to execute and deliver this Agreement and to perform its obligations hereunder.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification of Propell by Crystal Magic. Subject to the sections below, Crystal Magic shall indemnify Propell against all Indemnifiable Losses arising out of or relating to any one or more of (1) any inaccuracy in any representation made by Crystal Magic in this Agreement and (2) any breach by Crystal Magic of any of its obligations under this Agreement.

6.2 Time Limitations. 5) If the Closing occurs, Crystal Magic will have no liability with respect to any representation made by it, or any obligation to be performed or complied with by it prior to the Closing Date, under this Agreement except to the extent that on or before the date two years from the Closing, Propell notifies Crystal Magic of a claim with respect thereto, specifying the factual basis of that claim in reasonable detail.

6.3 Right to Rely Despite Investigation. Propell is entitled to rely fully upon the representations of Crystal Magic contained in this Agreement, despite in each instance any right of Propell to investigate fully the affairs of Crystal Magic and any knowledge of facts determined or determinable by Propell as a result of its investigation or right of investigation.

6.4 Propell is entitled to seek indemnification under this article only when the aggregate of its Indemnifiable Losses exceeds $10,000, whereupon the Indemnitor shall indemnify Propell from the first dollar of its Indemnifiable Losses.

6.5 Limitation of Indemnity Obligations. The aggregate obligations of an Indemnitor under this article is limited to $50,000, except that its obligations are unlimited with respect to any Indemnifiable Loss arising out of or relating to fraud or willful misconduct by it.

6.6 Exclusivity. The rights and remedies stated in this article constitute the exclusive rights and remedies of Propell in respect of the matters indemnified under these sections.

6.7 Party Claims. (a) An Indemnitee shall notify each Indemnitor in writing, and with reasonable promptness, of any claim (a “Claim”).

(b) In the notice delivered under this section, an Indemnitee shall include the following:

(1)        a description of any claim, or any event, or fact known to the Indemnitee that gives rise or may give rise to a claim, by the Indemnitee against an Indemnitor under this Agreement, including the nature and basis of the claim, event, or fact and the amount of any claim, to the extent known; and

(2)        the following statement:

The Indemnitee’s claim is conclusively deemed a liability of the Indemnitor if the Indemnitor does not dispute its liability by written notice to the Indemnitee before the end of the 30-day period following delivery to the Indemnitor of the notice of this claim.

(c) It is a condition to an Indemnitor’s obligation to indemnify an Indemnitee with respect to a Claim that the Indemnitee perform its obligations under these sections, but failure to satisfy that condition relieves an Indemnitor of its obligation to indemnify with respect to a Claim only to the extent that the Indemnitor actually has been prejudiced by the Indemnitee’s failure to give notice as required.

(d) An Indemnitor has the right, by written notice, for a 30-day period, to dispute its liability to an Indemnitee with respect to a Claim. The 30-day period begins the day after delivery to the Indemnitor of the Indemnitee’s notice under these sections and ends at midnight at the end of the 30th day.

(e) If an Indemnitor timely disputes its liability to an Indemnitee with respect to a Claim, the Indemnitor and the Indemnitee shall negotiate in good faith to resolve the dispute.

(f) The Claim described in the notice is conclusively deemed a Loss of an Indemnitor if (1) the Indemnitee has provided the Indemnitor notice in accordance with these sections the Indemnitor does not dispute its liability as provided in these sections.

(g) If a Claim has been deemed a Loss in accordance with these sections, the Indemnitor shall pay the amount of the Loss to the Indemnitee (1) on demand or (2) on the later date when the amount of the Loss (or a portion of it) becomes finally determined if the Indemnitee estimated the amount of the Loss (or any portion of it) in its notice.

(h) In addition to making the payment under these sections, the Indemnitor shall make any other payments required by this article, including, without limitation, the payment of the Indemnitee’s Litigation Expenses.

6.8 Non-Party Claims. (a) If any Person other than a party to this Agreement brings any Proceeding against an Indemnitee (a “Non-Party Claim”) with respect to which an Indemnitor may have liability, the Indemnitee must promptly notify the Indemnitor in writing of the Non-Party Claim and deliver to the Indemnitor a copy of the claim, process, and all legal pleadings with respect to the Non-Party Claim. Receipt of this notice is a condition to the Indemnitor’s liability with respect to the Non-Party Claim.

(b) If an Indemnitor wishes to assume the defense of the Non-Party Claim, it must do so by sending notice of the assumption to the Indemnitee. The Indemnitor’s assumption of the defense acknowledges its obligation to indemnify. Promptly after sending the notice, the

Indemnitor shall choose and employ independent legal counsel of reputable standing. After sending the notice, the Indemnitor is entitled to contest, pay, settle or compromise the Non-Party Claim as it determines.

(c) An Indemnitee is entitled to participate in the defense of a Non-Party Claim and to defend a Non-Party Claim with counsel of its own choosing and without the participation of the Indemnitor if (1) the Indemnitor fails or refuses to defend the Non-Party Claim on or before the 60th day after the Indemnitee has given written notice to the Indemnitor of the Non-Party Claim or (2) representation of the Indemnitor and the Indemnitee by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

(d) The Indemnitor shall pay for the Litigation Expenses incurred by the Indemnitee to and including the date the Indemnitor assumes the defense of the Non-Party Claim. Upon the Indemnitor’s assumption of the defense of the Non-Party Claim, the Indemnitor’s obligation ceases for any Litigation Expenses the Indemnitee subsequently incurs in connection with the defense of the Non-Party Claim, except that the Indemnitor is liable for the Indemnitee’s Litigation Expenses if (1) the Indemnitee has employed counsel the Indemnitor has authorized in writing the employment of counsel and stated in that authorization the dollar amount of Litigation Expenses for which the Indemnitor is obligated.

(e) If an Indemnitor assumes the defense of a Non-Party Claim, it may not effect any compromise or settlement of the Non-Party Claim without the consent of the Indemnitee, and the Indemnitee has no liability with respect to any compromise or settlement of any Non-Party Claim effected without its consent, except that an Indemnitor may effect a compromise or settlement of any Non-Party Claim without an Indemnitee’s consent if the following three conditions are met: (1) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee; (2) the sole relief provided is monetary damages that are paid in full by the Indemnitors; and (3) the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s release of the Indemnitee, in form and substance satisfactory to the Indemnitee, from all liability in respect of the Non-Party Claim.

ARTICLE VII
TERMINATION

7.1 Termination. This Agreement may be terminated as follows, at any time prior to the Closing:

(1)        by written agreement of the parties;

(2)        by either party if the Closing has not occurred by the date for the Closing stated in this Agreement, except that the right to terminate this Agreement in accordance with this clause (2) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to that date;

(3)        by either party if a Governmental Authority issues a nonappealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, except that the right to terminate this Agreement pursuant to this clause (3) will not be available to any party whose failure to comply with this Agreement has contributed materially to the issuance of that Order; and

(4)        by Propell, if any representation of Crystal Magic set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date.

7.2 Effect of Termination. If this Agreement is terminated in accordance with section 7.1, all provisions of this Agreement will cease to have any effect, except that if this Agreement is terminated by a party because another party fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement or because any representation of another party set forth in this Agreement was inaccurate when made or becomes inaccurate such that the representations are inaccurate on the Closing Date, the terminating party’s right to indemnification under article VI will survive that termination unimpaired.

ARTICLE VIII
DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

 “Consent” means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization.

“Contract” means any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.

 “GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

 “Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.

“Indemnitee” means one that is indemnified.

“Indemnitor” means any Person against whom an Indemnitee makes a claim for indemnification under this article.

“Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other mater if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means, as to any Person, all debts, adverse claims, liabilities, and obligations, direct, indirect, absolute, or contingent, of that Person, whether accrued, vested, or otherwise, whether in contract, tort, strict liability, or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in that Person’s balance sheets or other books and records.

 “Litigation Expense” means any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification under this article, including, without limitation, in each case, attorneys’ fees, other professionals’ fees, and disbursements.

“Loss” means any liability, loss, claim, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, fines, fees and penalties or other charge, other than a Litigation Expense.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or authority or any other entity.

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding, whether at law or in equity, civil or criminal in nature, before a Governmental Authority.

“Reasonable Efforts” means, with respect to a given goal, the efforts that a reasonable person in the position of the promisor would make so as to achieve that goal as expeditiously as possible.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

 “Taxes” means all taxes, duties, assessments or charges, including without limitation income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, or any sewer, water, or other service charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any Governmental Authority having the power to tax.

ARTICLE IX
MISCELLANEOUS

9.1 Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to (1) taking such actions as are necessary to obtain any required Consents and (2) satisfying all conditions to Closing at the earliest possible time.

9.2 Transaction Costs. Except as expressly provided in this Agreement, each party shall pay its own fees and expenses (including without limitation the fees and expenses of its Representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

9.3 Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

9.4 Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

9.5 Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

9.6 Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

9.7 Further Assurances. Crystal Magic shall execute and deliver such additional documents and instruments and perform such additional acts as Propell may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

9.8 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of Florida, County of Orange (District Court for the Ninth Judicial court, District of Orange), or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in section 12.9. Nothing in this section 12.8, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.9 Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1)        personal delivery, in which case delivery will be deemed to occur the day of delivery;

(2)        certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(3)        next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

(b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Propell:

Propell Corporation

336 Bon Air Center No. 352

Greenbrae, CA 94904

Attention: Ed Bernstein

with a copy to:

Lehman & Eilen LLP
Mission Office Plaza

Suite 300

20283 State Road 7

Boca Raton, Fl. 33498
Attention: Hank Gracin, Esq.

If to Crystal Magic:

Crystal Magic

7703 Kingspointe Parkway, Suite 300

Orlando, Florida 32819

Attention: Steve M. Rhodes

with a copy to:

Reznicsek, Fraser, Hastings

240 Ponte Verda Park Drive

Suite 150

Ponte Vedra Beach, Florida 32082

Attention: Robert G. Shaffer, II

9.10 References to Time. All references to a time of day in this Agreement are references to the time in the State of Florida.

9.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.12 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

9.13 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.  The undersigned are signing this Agreement on the date stated in the introductory clause.

PROPELL CORPORATION

By: /s/ Edward L. Bernstein

Name: Edward L.  Bernstein

Title: President

CRYSTAL ACQUISITION CORPORATION

By: /s/ Edward L. Bernstein

Name: Edward L. Bernstein

Title: President

CRYSTAL MAGIC, INC.

By: /s/ Steven M. Rhodes

Name: Steven M. Rhodes

Title: President

The following Schedules have been omitted and will be furnished supplementally with the Securities and Exchange Commission upon request.

(1) Propell Corporation Capital Structure Immediately Prior to the Mergers

(2) Post-Merger Capitalization of Propell

(3) Stock Options to be received in Propell

(4) Articles of Merger

(5) Certificate of Merger

(6) Schedule of Crystal Magic Consents

(7) Schedule of Crystal Magic Litigation

(8) Schedule of Crystal Magic Contracts

(9) Schedule of Crystal Magic Assets

(10) Schedule of Condition of Property

(11) Schedule of Crystal Magic Patents

(12) Schedule of Crystal Magic Customers

(13) Crystal Magic Financial Statements

(14) Schedule of Crystal Magic Guarantees

(15) Schedule of Crystal Magic Labor Relations

(16) Schedule of Crystal Magic Employee Benefit Plans

(17) Schedule of Crystal Magic Transactions with Affiliates

(18) Second Schedule of Crystal Magic Litigation

(19) Schedule of Crystal Magic Employment Contracts

(20) Schedule of Crystal Magic Confidentiality Agreements

(21) Schedule of Crystal Magic Tax Audits

(22) Schedule of Crystal Magic Insurance